UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

(Date of earliest event reported):  June 7, 2010

Tanger Factory Outlet Centers, Inc.
Tanger Properties Limited Partnership
(Exact Name of Registrant as Specified in Charter)

North Carolina North Carolina (State or Other Jurisdiction of Incorporation)	1-11986 33-3526-01 (Commission File Number)	56-1815473 56-1822494 (IRS Employer Identification No.)

3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)
3200 Northline Avenue, Suite 360 Greensboro, NC 27408 (Address of Principal Executive Offices, including Zip Code)

Registrant's telephone number, including area code: (336) 292-3010

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On June 7, 2010, Tanger Properties Limited Partnership (“TPLP”), the operating partnership of Tanger Factory Outlet Centers, Inc., prepaid its $235 million unsecured term loan dated June 10, 2008 between TPLP and Banc of America Securities LLC and Wells Fargo Bank, N.A. (“Wells Fargo”), with Bank of America, N.A. serving as Administrative Agent and Wells Fargo serving as Syndication Agent (the “Term Loan”).  The Term Loan was due in June 2011.  No prepayment or early termination penalty was paid as a result of the repayment of the Term Loan.

Also on June 8, 2010, TPLP terminated two interest rate swap agreements that were entered into to effectively fix the interest rate of the Term Loan.  The interest rate swap agreements were with Wells Fargo and Branch Banking and Trust Co. (“BB&T”) for notional amounts of $118.0 million and $117.0 million, respectively.  The agreements were terminated for a total cost of approximately $6.1 million.

The repayment of the Term Loan and the payment of the costs to terminate the interest rate swap agreements were funded by TPLP’s public offering of $300 million of 6.125% senior notes due 2020 (the “Notes Offering”), which was completed on June 7, 2010.

Banc of America Securities LLC and affiliates of Wells Fargo and BB&T were joint book-running managers under the Notes Offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  June 10, 2010

TANGER FACTORY OUTLET CENTERS, INC.

By:  /s/ Frank C. Marchisello, Jr.
            Frank C. Marchisello, Jr.
    Executive Vice President, Chief Financial Officer and Secretary

TANGER PROPERTIES LIMITED PARTNERSHIP

By:  TANGER GP TRUST, sole general partner

By:  /s/ Frank C. Marchisello, Jr.
             Frank C. Marchisello, Jr.
 Vice President, Treasurer and Assistant Secretary